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Exhibit 99.1

LIBERTY GLOBAL REPORTS FISCAL 2007 RESULTS

Achieved 2007 Rebased OCF Growth of 15%

Repurchased $1.9 Billion of Equity in 2007

        Englewood, Colorado—February 26, 2008: Liberty Global, Inc. ("Liberty Global" or the "Company") (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the fourth quarter ("Q4") and year ended December 31, 2007.

        Highlights for the year compared to the results for the same period last year (unless noted), include:

  •
  Organic RGU(1) additions of 1.45 million, ending 2007 with 24.0 million RGUs
  •
  Revenue of $9.0 billion, reflecting rebased(2) growth of 9%
  •
  Operating Cash Flow ("OCF")(3) of $3.6 billion, reflecting rebased growth of 15%
  •
  Excluding Telenet, rebased OCF growth was 16% and 17% for 2007 and Q4 2007, respectively
  •
  OCF margin(4) of 39.6% and 39.2% for 2007 and Q4 2007 as compared to 36.0% and 35.4% for the respective 2006 periods
  •
  Loss from continuing operations of $423 million as compared to a loss of $334 million in 2006
  •
  Free cash flow ("FCF")(5) of $515 million, an increase of over 85% as compared to FCF in 2006

        Commenting on the year, President and CEO Mike Fries said, "Our operating results and share price performance in 2007 were attributable to three things—industry-leading organic OCF growth, opportunistic M&A activity, and aggressive management of our capital structure. We posted another year of mid-teens OCF growth with an increase of 15% (rebased) on a consolidated basis, and 16% excluding Telenet. Several operations generated superior OCF results in the year including Poland, Australia, Chile and the Czech Republic—all of which posted rebased OCF growth rates above 20% for 2007. OCF margins improved 360 basis points during the year due primarily to a combination of profitable, high-margin subscriber growth and continued focus on cost controls. With recent and upcoming product launches and new bundled offerings across many of our markets, we are excited about our growth prospects in 2008, particularly in our rapidly expanding digital cable business."

        "On an organic basis, we added 2.6 million advanced service RGUs (digital video, broadband Internet and telephony) in 2007, with over 900,000 RGUs coming from digital cable. Of particular note, our operations in Japan, Belgium, Switzerland and the Czech Republic had very strong years in terms of digital additions. In the Netherlands, we have launched the entire suite of high-end video applications (DVR, VoD and HD)(6), and are generating incremental digital ARPU(7) of €8, a 100% increase over the comparable figure in 2006. In terms of our data and telephony products, we added 1.5 million organic RGU additions in 2007, with double- and triple-play offers proving to be a strong catalyst for customer demand. Additionally, we continue to increase data speeds in our markets, offering maximum speeds of at least 20 Mbps across most of our European markets and a next-generation 160 Mbps service in the Kansai region of Japan. On the telephony front, our voice products have found wide consumer acceptance, particularly those that provide unlimited calling for a single price."

        "We had a successful 2007 on the M&A front, while remaining disciplined given the fact that private market values were considerably above public market values during the year. Our most significant activity on the buy-side was substantially increasing our ownership in Telenet to 51%. We also completed a number of small cable system acquisitions in our existing markets which, in total, added approximately 200,000 RGUs to our global subscriber base. Additionally, in 2007 we rationalized our 50% interest in Jupiter TV. As we look to 2008, we continue to have a healthy M&A pipeline of potential transactions, but will remain opportunistic and disciplined as we assess them, especially in light of the fact that we believe our own equity remains undervalued."

        "In terms of capital structure management, we believe that our levered equity strategy played a major role in delivering returns to our shareholders. We purchased $1.9 billion of our own stock in 2007 and, since fall 2005, we have purchased over $4.0 billion at an average cost under $30 per share. Although the global capital markets have been challenging, we completed a major refinancing of our UPC Broadband Holding credit facility in the spring of 2007 and, in the second half of 2007, we completed three financing transactions at Telenet, Austar, and LGJ Holdings, which generated over $1.2 billion in cash for Liberty Global. As a result, our balance sheet remains solid. At year end we had $2.0 billion of cash, approximately $2.9 billion in committed, undrawn borrowing capacity(8), minimal near-term debt maturities, and we are substantially hedged on both currencies and interest rates. We have been able to maintain our gross leverage within our 4.0x-5.0x target range. As we continue to generate free cash flow and raise additional capital from leverage, we will look to deploy it in a way that further enhances long-term equity value."

        "As we think about our objectives for the year ahead, we are focused on two main financial metrics: (i) mid-teens rebased OCF growth; and (ii) lower capital expenditures(9) as a percentage of revenue. With that in mind, we are specifically guiding to consolidated rebased OCF growth of 14-16% in 2008 and capital expenditures as a percentage of revenue of 20-22%. Over the next several years, we expect to further drive this capital expenditure ratio lower, especially as we complete the majority of our remaining European network upgrades."

Operating Statistics

        Our total RGU base was 24.0 million at December 31, 2007, which represents an increase of 4.6 million RGUs or 24% from our total of 19.4 million at year end 2006. The 2007 RGU increase consisted of 3.2 million additions from M&A activity (principally Telenet) and 1.45 million additions from organic growth. We finished 2007 with 14.7 million video, 5.4 million broadband Internet and 3.9 million telephony subscribers, as we increasingly drove the penetration of our advanced services.(10) This is reflected in our 1.49x bundling ratio and 33% bundling penetration at December 31, 2007, both of which reflect significant improvement over our year end 2006 bundling ratio and penetration of 1.40x and 28%, respectively. Furthermore, we added 863,000 triple-play customers across our footprint in 2007.

        Of our 1.45 million organic RGU additions, we added 782,000 broadband Internet and 741,000 telephony subscribers and lost 77,000 video subscribers. Organic broadband Internet and telephony subscriber growth for the year increased 3% and 22%, respectively, from our additions for these categories in the prior year period. From a quarterly phasing perspective, the fourth quarter was our strongest quarter in terms of organic additions, up 14% over the third quarter. We added 438,000 organic subscribers or 30% of our 2007 total organic additions in the fourth quarter, with notable strength in our Central and Eastern European ("CEE") operations.

        In aggregate, broadband Internet was our strongest performer of the year. We continue to demonstrate speed leadership in this product category, as we now offer at least 20 Mbps service in most of our European markets. In the fourth quarter, we added 214,000 organic broadband Internet subscribers, a 13% sequential increase from the third quarter. During 2007, we added 4.1 million total homes serviceable to our broadband Internet footprint. As a result of our strong year in broadband Internet, we were able to drive our consolidated broadband Internet penetration to 21% at year end 2007 from 18% at year end 2006, led principally by penetration increases in Europe and Chile.

        We added 741,000 organic telephony subscribers in 2007, including a record fourth quarter with 217,000 additions. Our organic telephony additions in the CEE region for the 2007 fourth quarter and full year were 47% and 35% higher than the corresponding prior year organic additions, respectively. This was due in large part to the successful marketing of Voice-over-Internet Protocol ("VoIP") and triple-play bundles across our footprint. We added 4.4 million telephony homes serviceable to our footprint during the year and increased consolidated telephony penetration to 16% at year end 2007 from 13% at year end 2006. Our Chilean operation currently sets the standard for Liberty Global, as it has achieved 34% telephony penetration in its footprint, while on the other hand, our CEE operations, where VoIP is relatively new, represents a significant growth opportunity as telephony penetration is only 9%.

        At December 31, 2007, our 14.7 million video subscriber base consisted of 10.2 million analog(11), 3.4 million digital cable and 1.1 million direct-to-home ("DTH") subscribers. In 2007, we lost 77,000 organic video subscribers, largely as a result of a 117,000 video subscriber loss in Romania due to heightened competitive factors. However, in the second half of 2007, Liberty Global added 11,000 organic video subscribers, including 6,000 in the fourth quarter, which was a substantial improvement over our loss of 88,000 organic subscribers in the first six months of 2007. This improvement during the second half of 2007 was due in part to our successful digital cable roll-out in the Czech Republic, and solid performances in Poland, Hungary and Japan.

        In terms of digital cable and DTH, we added 1.1 million organic subscribers in 2007, with six countries including Japan, Belgium, Switzerland, the Czech Republic, Chile, and the Netherlands, accounting for over 80% of the increase. Highlights for the year included the following: (i) J:COM finished 2007 with 67% digital penetration, an increase from 52% at December 31, 2006; (ii) both Switzerland and the Czech Republic experienced increasing digital cable additions throughout the year, ending 2007 with digital cable penetrations of 16% and 22%, respectively, which were substantial increases from their year end 2006 digital penetrations of 9% and 5%, respectively; and (iii) our fourth quarter organic digital cable and DTH additions of 381,000 were the highest of the year and reflected a 37% improvement over our fourth quarter 2006 results. Furthermore, we finished 2007 with consolidated digital cable penetration of 25%, as compared to 19% at year end 2006.

        Additionally, we continue to realize incremental video ARPU gains in those markets where we have launched value-added digital products, such as premium tiers, DVRs, VoD and HD. For example, in the Netherlands, we completed the launch of our full suite of advanced services in the fall and ended 2007 with incremental digital ARPU of €8, a doubling of our year end 2006 incremental digital ARPU. As we look to 2008, we have re-launched digital in Austria and created new compelling digital offers in several markets including Ireland. We also plan to launch digital cable in two of our largest CEE markets, Poland and Hungary, and to roll-out selected advanced video services in many of our European markets. As a result of these initiatives, we expect that digital cable will be an important growth driver for us in 2008.

Revenue

        Our revenue for the three months and year ended December 31, 2007 was $2.5 billion and $9.0 billion, respectively. As compared to the respective prior year periods, these figures reflect growth rates of 38% and 39%, respectively. Excluding the impact of foreign currency ("FX") movements, revenue increased 26% and 31% for the three months and year ended December 31, 2007, respectively, as compared to the same periods last year. The primary drivers of our year-over-year growth, exclusive of FX, were the consolidation of Telenet, organic growth and the impact of a number of smaller acquisitions in 2006 and 2007.

        For the three months and year ended December 31, 2007, we achieved rebased growth rates of 7% and 9%, respectively. Our rebased revenue growth for both periods was driven primarily by subscriber additions throughout the year. For 2007, our organic performance was positively impacted by double-digit rebased revenue increases in Poland, Australia, the Czech Republic, and Chile.

        Consolidated ARPU per customer relationship increased 13% to $39.07 for the year ended December 31, 2007 as compared to the same period last year. This annual increase was primarily impacted by the 2007 consolidation of Telenet, the appreciation of local currencies against the U.S. dollar and ARPU per customer increases at our UPC Broadband Division ("UPC") and VTR. UPC's ARPU per customer relationship increased 6% to €21.52 ($29.46) in 2007. This figure was driven in part by UPC's continued improvement in product bundling, as it finished 2007 with 27% of its customer base taking two or more products, as compared to 22% at December 31, 2006. Similar to UPC, VTR increased its annual ARPU per customer relationship by 6% to CLP 24,802 ($47.49), as it has been able to increase the number of its customers taking a bundled product offering by 24% in the last year. In terms of J:COM's 2007 ARPU per customer relationship, it decreased slightly to ¥7,350 ($62.41) as compared to the year ended December 31, 2006, primarily as a result of the dilutive impact of the Cable West acquisition.

Operating Cash Flow

        For the three months and year ended December 31, 2007, we generated OCF of $965 million and $3.6 billion, respectively. As compared to the respective 2006 periods, this reflects growth rates of 53% for both periods. Excluding FX movements, we achieved OCF growth rates of 39% and 44% for the three months and the year ended December 31, 2007, respectively, as compared to the same periods last year. Our results reflect consolidated rebased OCF growth rates of 15% for both the three months and year ended December 31, 2007 periods. Excluding Telenet, our rebased OCF growth rate was 17% for the fourth quarter and 16% for the full year 2007, as compared to the prior year periods. Our operations in Australia, Chile, Ireland and CEE each achieved full year rebased OCF growth rates in excess of 18%.

        Our OCF margin for the three months ended December 31, 2007 was 39.2%, a 380 basis point improvement over our 35.4% OCF margin for the same period last year. Similarly, our OCF margin for the year ended December 31, 2007 improved to 39.6%, as compared to 36.0% for 2006. We experienced margin improvement across most markets for the fourth quarter and full year, as compared to the respective prior year periods. In particular, our operations in CEE, Chile and Ireland realized substantial margin improvement. Overall, our margin expansion in 2007 was due in large part to stringent cost controls, operational leverage, the positive impact of Telenet and healthy OCF conversion from the further sell-through of high-margin services. As we look to 2008, we see continued opportunity to increase OCF margins.

Loss from Continuing Operations

        Our loss from continuing operations for the year ended December 31, 2007 was $423 million or $1.11 per basic and diluted share as compared to our loss from continuing operations of $334 million or $0.76 per basic and diluted share for the year ended December 31, 2006. Our loss from continuing operations increased during 2007 as the positive effects of an increase in our gains on dispositions of assets and improved operating income were more than offset by the negative effects of increased interest and income tax expenses and higher losses from certain other non-operating items.

Capital Expenditures and Free Cash Flow

        Capital expenditures for the three months and year ended December 31, 2007 were $583 million and $2,035 million, respectively. As a percentage of revenue, capital expenditures were 23.7% and 22.6% for the three months and year ended December 31, 2007, as compared to 25.7% and 23.3% for the same periods last year, respectively. Additionally, we incurred capital lease additions of $46 million and $185 million, for the three months and year ended December 31, 2007. In terms of capital expenditures for 2007, over 50% of our capital expenditures consisted of customer premise equipment and scalable infrastructure.

        In terms of free cash flow, we reported FCF of $210 million and $515 million for the three months and year ended December 31, 2007, respectively. FCF improved $15 million and $238 million for the three months and year ended December 31, 2007, respectively, as compared to the respective prior year periods. On a full year basis, our FCF grew over 85%, as the positive impact of higher cash provided by our operating activities was only partially offset by higher capital expenditures.

Balance Sheet, Leverage and Liquidity

        At December 31, 2007, total debt was $18.4 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $2.5 billion, resulting in net debt of $15.8 billion.(12) Our debt and cash balances increased by approximately $2.1 billion and $0.5 billion from September 30, 2007, respectively. These increases were primarily driven by the successful financings and subsequent capital distributions undertaken by Telenet and Austar, the LGJ Holdings financing which synthetically leveraged our J:COM equity interest, and the impact of FX rates. As a result of the Telenet, Austar and LGJ Holdings transactions mentioned above, we generated over $1.2 billion in cash to Liberty Global. Importantly, these transactions were completed during a challenging time in the credit markets and highlight our ability to successfully access the capital markets. Additionally, our cash position at December 31, 2007 was impacted by stock repurchase activity during the fourth quarter, as we repurchased nearly $600 million of our equity.

        In terms of managing our debt position, we made significant improvements in our balance sheet during 2007. We capitalized on favorable markets in the first half of 2007 in order to refinance and expand our UPC Broadband Holding credit facility. As a result of the refinancing, we extended maturities and reduced the borrowing costs under this facility. On a consolidated basis, we have minimal near-term principal amortizations with only 9% of our debt and capital lease balance amortizing by December 31, 2011. Also, we continue to match substantially all of our borrowings to our underlying local currencies and have maintained a low cost of capital on our debt borrowings, with a weighted average interest rate at December 31, 2007 of 5.9%.(13)

        For the fourth quarter of 2007, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.8x and 4.1x, respectively. In addition to our cash balances at December 31, 2007, we continue to maintain significant borrowing capacity. In our primary European credit facility at UPC Broadband Holding, we expect to be able to borrow approximately €646.5 million ($943 million) of our undrawn commitments under our €1.1 billion ($1.6 billion) redrawable term loans I and L, upon completion of our fourth quarter bank reporting requirements. At December 31, 2007, our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our applicable facilities (including those at Liberty Global parent, UPC Broadband Holding, Telenet, J:COM and Austar), without regard to covenant compliance calculations, was approximately $2.9 billion.(8)

2008 Guidance Targets

        For 2008, we are providing the following consolidated guidance targets for Liberty Global.

  •
  Rebased revenue growth of 7-9%;
  •
  Rebased OCF growth of 14-16%; and
  •
  Capital expenditures (excluding capital lease additions) of 20-22% of revenue.

About Liberty Global

        Liberty Global is the leading international cable operator offering advanced video, voice and broadband Internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2007, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global's operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2008 guidance targets, our future growth prospects, the timing and impact of our roll-out of digital products and services, and our borrowing availability; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes
Investor Relations
303.220.6693

Hanne Wolf
Corporate Communications
303.220.6678

Bert Holtkamp
Corporate Communications
+31.20.778.9447

(1)
Please see page 20 for definition of revenue generating units ("RGUs"). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(2)
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results. Please see page 10 for supplemental information.

(3)
Please see page 13 for our operating cash flow definition and the required reconciliation.

(4)
OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(5)
Free cash flow or FCF includes amounts from both our continuing and discontinued operations and is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. We have modified this definition from previous reporting so that non-cash capital lease additions are no longer deducted to arrive at FCF. Accordingly, prior period FCF amounts have been revised to conform to our new FCF definition. See page 15 for more information and the required reconciliation.

(6)
The abbreviated terms of DVR, HD and VoD are defined as follows: DVR—digital video recorder; HD—hi-definition television; and VoD—video-on-demand.

(7)
ARPU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. Convenience translations for ARPU per customer relationship figures are based on the average exchange rate for the quarter.

(8)
The $2.9 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under each of our applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $274 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

(9)
Capital expenditures refer to the amounts reported in our consolidated statements of cash flows and therefore, exclude non-cash capital lease additions.

(10)
Advanced services represent our services related to digital video (including digital cable and DTH), broadband Internet and telephony.

(11)
Includes analog and digital MMDS subscribers.

(12)
Total debt includes capital lease obligations. Total cash and cash equivalents includes $485 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

(13)
The weighted average interest rate excludes capital lease obligations and the impact of our interest rate derivative agreements, deferred financing costs or commitment fees, all of which affect our overall cost of borrowing.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2007	2006
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,035.5	$1,880.5
Trade receivables, net	1,003.7	726.5
Other receivables, net	95.7	110.3
Restricted cash	28.5	496.1
Deferred income taxes	319.1	131.6
Derivative instruments	230.5	51.0
Other current assets	211.6	166.5

Total current assets	3,924.6	3,562.5
Restricted cash	475.5	—
Investments in affiliates, accounted for using the equity method, and related receivables	388.6	1,062.7
Other investments	782.9	477.6
Property and equipment, net	10,608.5	8,136.9
Goodwill	12,626.8	9,942.6
Intangible assets subject to amortization, net	2,504.9	1,578.3
Franchise rights and other intangible assets not subject to amortization	183.7	177.1
Other assets, net	1,123.1	631.6

Total assets	$32,618.6	$25,569.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$804.9	$652.4
Deferred revenue and advance payments from subscribers and others	933.8	640.1
Current portion of debt and capital lease obligations	383.2	1,384.9
Accrued interest	341.2	257.0
Accrued capital expenditures	194.1	111.7
Other accrued and current liabilities	1,200.3	698.6

Total current liabilities	3,857.5	3,744.7
Long-term debt and capital lease obligations	17,970.2	10,845.2
Deferred tax liabilities	743.7	537.1
Other long-term liabilities	1,765.1	1,283.7

Total liabilities	24,336.5	16,410.7

Commitments and contingencies
Minority interests in subsidiaries	2,446.0	1,911.5

Stockholders' equity	5,836.1	7,247.1

Total liabilities and stockholders' equity	$32,618.6	$25,569.3

Liberty Global, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	in millions, except per share amounts
Revenue	$2,461.4	$1,781.8	$9,003.3	$6,483.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation of $3.3 million, $2.8 million, $12.2 million and $7.0 million, respectively)	1,046.3	768.2	3,740.5	2,778.3
Selling, general and administrative (SG&A) (including stock-based compensation of $48.8 million, $10.7 million, $181.2 million and $63.0 million, respectively)	502.6	396.2	1,888.4	1,439.4
Depreciation and amortization	673.5	546.6	2,493.1	1,884.7
Provisions for litigation	25.0	—	171.0	—
Impairment, restructuring and other operating charges, net	26.0	17.5	43.5	29.2

	2,273.4	1,728.5	8,336.5	6,131.6

Operating income	188.0	53.3	666.8	352.3

Other income (expense):
Interest expense	(275.7)	(191.4)	(982.1)	(673.4)
Interest and dividend income	30.7	23.3	115.3	85.4
Share of results of affiliates, net	4.7	7.1	33.7	13.0
Realized and unrealized gains (losses) on financial and derivative instruments, net	195.2	(187.6)	(38.7)	(347.6)
Foreign currency transaction gains, net	46.7	153.0	20.5	236.1
Other-than-temporary declines in fair values of investments	(206.6)	(3.5)	(212.6)	(13.8)
Losses on extinguishment of debt, net	(90.4)	(0.2)	(112.1)	(40.8)
Gains on disposition of assets, net	4.5	106.1	557.6	206.4
Other income (expense), net	(1.1)	7.2	1.3	12.2

	(292.0)	(86.0)	(617.1)	(522.5)

Earnings (loss) before income taxes, minority interests and discontinued operations	(104.0)	(32.7)	49.7	(170.2)
Income tax benefit (expense)	(109.3)	84.3	(233.1)	7.9
Minority interests in earnings of subsidiaries, net	16.1	(82.8)	(239.2)	(171.7)

Loss from continuing operations	(197.2)	(31.2)	(422.6)	(334.0)

Discontinued operations:
Earnings from operations	—	—	—	6.8
Gain on disposal of discontinued operations	—	—	—	1,033.4

	—	—	—	1,040.2

Net earnings (loss)	$(197.2)	$(31.2)	$(422.6)	$706.2

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.54)	$(0.08)	$(1.11)	$(0.76)
Discontinued operations	—	—	—	2.37

	$(0.54)	$(0.08)	$(1.11)	$1.61

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2007	2006
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(422.6)	$706.2
Net earnings from discontinued operations	—	(1,040.2)

Net loss from continuing operations	(422.6)	(334.0)
Net adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	2,972.4	2,137.1
Net cash provided by operating activities of discontinued operations	—	74.9

Net cash provided by operating activities	2,549.8	1,878.0

Cash flows from investing activities:
Capital expended for property and equipment	(2,034.5)	(1,507.9)
Cash paid in connection with acquisitions, net of cash acquired	(1,178.8)	(1,254.2)
Proceeds received upon dispositions of assets	481.7	380.8
Investments in and loans to affiliates and others	(43.5)	(255.7)
Net cash received (paid) to purchase or settle derivative instruments	(110.4)	50.5
Proceeds received from sale of short-term liquid investments	—	2.6
Other investing activities, net	(11.4)	23.9
Proceeds received upon disposition of discontinued operations, net of disposal costs	—	2,548.1
Net cash used by investing activities of discontinued operations	—	(92.5)

Net cash used by investing activities	(2,896.9)	(104.4)

Cash flows from financing activities:
Borrowings of debt	11,952.5	7,774.5
Repayments of debt and capital lease obligations	(9,314.6)	(6,683.3)
Repurchase of LGI common stock	(1,796.8)	(1,756.9)
Cash distribution by subsidiaries to minority interest owners	(596.5)	(95.3)
Proceeds from issuance of stock by subsidiaries	124.9	18.5
Payment of deferred financing costs	(95.3)	(91.9)
Proceeds from issuance of LGI common stock upon exercise of stock options	42.9	17.5
Change in cash collateral	6.2	(394.2)
Other financing activities, net	17.8	(0.7)

Net cash provided (used) by financing activities	341.1	(1,211.8)

Effect of exchange rates on cash	161.0	116.5

Net increase in cash and cash equivalents:
Continuing operations	155.0	695.9
Discontinued operations	—	(17.6)

Net increase in cash and cash equivalents	155.0	678.3
Cash and cash equivalents:
Beginning of period	1,880.5	1,202.2

End of period	$2,035.5	$1,880.5

Cash paid for interest	$887.1	$485.6

Net cash paid for taxes	$76.2	$65.9

Revenue and Operating Cash Flow

        The following tables present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2007, respectively, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband Internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At December 31, 2007, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our other Central and Eastern Europe segment includes our operating segments in Czech Republic, Poland, Romania, Slovak Republic and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar and other less significant operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

        We sold UPC Belgium to Telenet on December 31, 2006, and we began accounting for Telenet as a consolidated subsidiary effective January 1, 2007. As a result, we began reporting a new segment as of January 1, 2007 that includes Telenet from the January 1, 2007 consolidation date and UPC Belgium for all periods presented. The new reportable segment is not a part of the UPC Broadband Division. Segment information for all periods presented has been restated to reflect the transfer of UPC Belgium to the Telenet segment. We present only the reportable segments of our continuing operations in the following tables.

        For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2007, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2006, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three months and year ended December 31, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2007 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2006 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended December 31, 2006 include Telenet, JTV Thematics, Telesystems Tirol, ten small acquisitions in Europe and one small acquisition in Japan. The acquired entities that have been included in the determination of our rebased revenue and OCF for the year ended December 31, 2006 include Telenet, Cable West, Karneval, INODE, JTV Thematics, Telesystems Tirol, thirteen small acquisitions in Europe and three small acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. generally accepted accounting principles ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2006 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2006. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

        In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$285.3	$246.6	$38.7	15.7	3.0	—
Switzerland	236.8	207.2	29.6	14.3	6.0	—
Austria	136.7	114.1	22.6	19.8	6.7	—
Ireland	82.9	69.5	13.4	19.3	6.3	—

Total Western Europe	741.7	637.4	104.3	16.4	5.0	3.9

Hungary	98.5	82.9	15.6	18.8	3.4	—
Other Central and Eastern Europe	221.8	168.3	53.5	31.8	13.1	—

Total Central and Eastern Europe	320.3	251.2	69.1	27.5	9.9	7.1

Central and corporate operations	2.0	7.3	(5.3)	(72.6)	(75.0)	—

Total UPC Broadband Division	1,064.0	895.9	168.1	18.8	5.7	4.2
Telenet (Belgium)	352.7	12.1	340.6	N.M.	N.M.	8.3
J:COM (Japan)	619.7	535.3	84.4	15.8	11.2	6.7
VTR (Chile)	174.5	147.3	27.2	18.5	12.5	12.5
Corporate and other	275.2	211.7	63.5	30.0	16.2	—
Intersegment eliminations	(24.7)	(20.5)	(4.2)	(20.5)	(6.9)	—

Total consolidated LGI	$2,461.4	$1,781.8	$679.6	38.1	26.0	6.9

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$1,060.6	$923.9	$136.7	14.8	5.2	—
Switzerland	873.9	771.8	102.1	13.2	8.3	—
Austria	503.1	420.0	83.1	19.8	9.9	—
Ireland	307.2	262.6	44.6	17.0	7.3	—

Total Western Europe	2,744.8	2,378.3	366.5	15.4	7.3	6.4

Hungary	377.1	307.1	70.0	22.8	7.4	—
Other Central and Eastern Europe	806.1	574.0	232.1	40.4	24.0	—

Total Central and Eastern Europe	1,183.2	881.1	302.1	34.3	18.2	10.2

Central and corporate operations	11.1	17.9	(6.8)	(38.0)	(40.7)	—

Total UPC Broadband Division	3,939.1	3,277.3	661.8	20.2	10.0	7.3
Telenet (Belgium)	1,291.3	43.8	1,247.5	N.M.	N.M.	9.4
J:COM (Japan)	2,249.5	1,902.7	346.8	18.2	19.4	9.1
VTR (Chile)	634.9	558.9	76.0	13.6	11.7	11.7
Corporate and other	975.7	772.3	203.4	26.3	16.2	—
Intersegment eliminations	(87.2)	(71.1)	(16.1)	(22.6)	(12.2)	—

Total consolidated LGI	$9,003.3	$6,483.9	$2,519.4	38.9	31.1	8.9

N.M.—Not Meaningful

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$156.8	$124.4	$32.4	26.0	12.1	—
Switzerland	106.7	93.2	13.5	14.5	6.2	—
Austria	60.8	49.1	11.7	23.8	10.5	—
Ireland	34.3	22.1	12.2	55.2	38.0	—

Total Western Europe	358.6	288.8	69.8	24.2	11.9	10.8

Hungary	49.3	40.4	8.9	22.0	6.8	—
Other Central and Eastern Europe	110.9	71.6	39.3	54.9	31.7	—

Total Central and Eastern Europe	160.2	112.0	48.2	43.0	22.8	20.5

Central and corporate operations	(66.4)	(54.4)	(12.0)	(22.1)	(7.3)	—

Total UPC Broadband Division	452.4	346.4	106.0	30.6	16.1	14.6
Telenet (Belgium)	154.5	7.4	147.1	N.M.	N.M.	6.2
J:COM (Japan)	251.3	201.0	50.3	25.0	20.1	17.7
VTR (Chile)	71.2	54.4	16.8	30.9	24.4	24.4
Corporate and other	35.2	21.7	13.5	62.2	35.1	—

Total	$964.6	$630.9	$333.7	52.9	39.3	15.0

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$556.5	$451.9	$104.6	23.1	12.7	—
Switzerland	419.3	353.7	65.6	18.5	13.6	—
Austria	237.5	195.7	41.8	21.4	11.4	—
Ireland	104.7	79.9	24.8	31.0	19.7	—

Total Western Europe	1,318.0	1,081.2	236.8	21.9	13.3	12.8

Hungary	189.9	145.3	44.6	30.7	14.5	—
Other Central and Eastern Europe	404.0	264.4	139.6	52.8	34.4	—

Total Central and Eastern Europe	593.9	409.7	184.2	45.0	27.4	18.5

Central and corporate operations	(237.8)	(206.2)	(31.6)	(15.3)	(5.2)	—

Total UPC Broadband Division	1,674.1	1,284.7	389.4	30.3	19.1	16.0
Telenet (Belgium)	597.1	24.1	573.0	N.M.	N.M.	11.7
J:COM (Japan)	911.6	738.6	173.0	23.4	24.7	14.2
VTR (Chile)	249.2	198.5	50.7	25.5	23.3	23.3
Corporate and other	135.8	90.3	45.5	50.4	31.9	—

Total	$3,567.8	$2,336.2	$1,231.6	52.7	43.8	15.4

N.M.—Not Meaningful

Operating Cash Flow Definition and Reconciliation

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	in millions
Total segment operating cash flow	$964.6	$630.9	$3,567.8	$2,336.2
Stock-based compensation expense	(52.1)	(13.5)	(193.4)	(70.0)
Depreciation and amortization	(673.5)	(546.6)	(2,493.1)	(1,884.7)
Provisions for litigation	(25.0)	—	(171.0)	—
Impairment, restructuring and other operating charges, net	(26.0)	(17.5)	(43.5)	(29.2)

Operating income	188.0	53.3	666.8	352.3
Interest expense	(275.7)	(191.4)	(982.1)	(673.4)
Interest and dividend income	30.7	23.3	115.3	85.4
Share of results of affiliates, net	4.7	7.1	33.7	13.0
Realized and unrealized gains (losses) on financial and derivative instruments, net	195.2	(187.6)	(38.7)	(347.6)
Foreign currency transaction gains, net	46.7	153.0	20.5	236.1
Other-than-temporary declines in fair values of investments	(206.6)	(3.5)	(212.6)	(13.8)
Losses on extinguishment of debt, net	(90.4)	(0.2)	(112.1)	(40.8)
Gains on disposition of assets, net	4.5	106.1	557.6	206.4
Other income (expense), net	(1.1)	7.2	1.3	12.2

Earnings (loss) before income taxes, minority interests and discontinued operations	$(104.0)	$(32.7)	$49.7	$(170.2)

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

        The following table(1) details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2007:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents(2)
	in millions
LGI and its non-operating subsidiaries	$2,505.6	$—	$2,505.6	$1,411.8
UPC Broadband Division:
UPC Broadband Holding (excluding VTR)	7,220.1	27.3	7,247.4	156.9
UPC Holding	1,968.8	—	1,968.8	1.1
J:COM	1,495.3	499.7	1,995.0	204.8
Telenet	2,897.8	75.8	2,973.6	111.7
VTR	470.3	0.8	471.1	66.1
Austar	678.3	—	678.3	26.2
Chellomedia	344.2	0.1	344.3	48.3
Liberty Puerto Rico	169.3	—	169.3	4.9
Other operating subsidiaries	—	—	—	3.7

Total LGI	$17,749.7	$603.7	$18,353.4	$2,035.5

Capital Expenditures and Capital Lease Additions

        The table below highlights our capital expenditures per category, as well as capital lease additions for the three months and year ended December 31, 2007 and 2006:

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	in millions
Customer premises equipment	$199.1	$186.7	$828.8	$630.5
Scalable infrastructure	104.3	70.5	280.1	203.0
Line extensions	41.3	49.1	149.1	166.1
Upgrade/rebuild	89.2	68.6	332.1	201.2
Support capital	137.7	77.8	376.7	287.2
Other including Chellomedia	11.7	4.8	67.7	19.9

Total capital expenditures ("capex")	$583.3	$457.5	$2,034.5	$1,507.9

Capital expenditures	$583.3	$457.5	$2,034.5	$1,507.9
Capital lease additions	46.0	77.8	185.2	150.4

Total capex and capital leases	$629.3	$535.3	$2,219.7	$1,658.3

As % of revenue
Capital expenditures	23.7%	25.7%	22.6%	23.3%
Capex and capital leases	25.6%	30.0%	24.7%	25.6%

(1)
With the exception of UPC Holding, which is stated on a stand-alone basis, the amounts reported in the table include the named entity and its subsidiaries unless otherwise noted.

(2)
Excludes $485 million of restricted cash that is related to our debt instruments.

Free Cash Flow Definition and Reconciliation

        FCF includes amounts from both our continuing and discontinued operations and is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. We have modified this definition from previous reporting so that non-cash capital lease additions are no longer deducted to arrive at FCF. Accordingly, prior period FCF amounts have been revised to conform to our new FCF definition. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

        We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The table below highlights the reconciliation of net cash from operating activities to FCF and FCF to Adjusted FCF for the three months and year ended December 31, 2007 and 2006, respectively:

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	in millions
Net cash provided by continuing operations	$793.7	$652.6	$2,549.8	$1,803.1
Capital expenditures of continuing operations	(583.3)	(457.5)	(2,034.5)	(1,507.9)
FCF of discontinued operations	—	—	—	(17.8)

FCF	$210.4	$195.1	$515.3	$277.4

FCF	$210.4	$195.1	$515.3	$277.4
Capital lease additions	(46.0)	(77.8)	(185.2)	(150.4)

Adjusted FCF	$164.4	$117.3	$330.1	$127.0

ARPU per Customer Relationship Table(3)

        The following table provides ARPU per customer relationship for the year ended December 31, 2007 and 2006:

	Year ended December 31,
					% Change
	2007		2006
UPC Broadband		€21.52		€20.31	6.0%
Telenet		€31.98		N.M.	N.M.
J:COM		¥7,350		¥7,389	(0.5)%
VTR	CLP	24,802	CLP	23,378	6.1%
Liberty Global Consolidated		$39.07		$34.55	13.1%

N.M.—Not Meaningful

(3)
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts. ARPU for Telenet in 2006 is not shown since it only would pertain to the operations of UPC Belgium, and thus, would not be comparable to the Telenet ARPU in 2007.

Customer Breakdown and Bundling

        The following table provides information on the geography of our customer base and highlights our customer bundling metrics at December 31, 2007, September 30, 2007 and December 31, 2006:

	December 31, 2007	September 30, 2007	December 31, 2006	Q4'07 / Q3'07 (% Change)	Q4'07 / Q4'06 (% Change)
Total Customers
UPC Broadband	9,685,900	9,665,500	9,719,000	0.2%	(0.3)%
Telenet	2,043,800	2,044,800	—	0.0%	N.M.
J:COM	2,659,100	2,615,300	2,512,200	1.7%	5.8%
VTR	992,800	981,600	940,700	1.1%	5.5%
Other	783,600	802,600	671,300	(2.4)%	16.7%

Liberty Global Consolidated	16,165,200	16,109,800	13,843,200	0.3%	16.8%
Total Single-Play Customers	10,784,100	10,941,400	9,976,800	(1.4)%	8.1%
Total Double-Play Customers	2,892,600	2,909,800	2,241,200	(0.6)%	29.1%
Total Triple-Play Customers	2,488,500	2,258,600	1,625,200	10.2%	53.1%
% Double-Play Customers
UPC Broadband	15.3%	15.6%	14.0%	(1.9)%	9.3%
Telenet	24.3%	23.8%	—	2.1%	N.M.
J:COM	27.5%	27.5%	28.3%	0.0%	(2.8)%
VTR	16.1%	16.9%	14.6%	(4.7)%	10.3%
Liberty Global Consolidated	17.9%	18.1%	16.2%	(1.1)%	10.5%
% Triple-Play Customers
UPC Broadband	11.6%	10.0%	7.8%	16.0%	48.7%
Telenet	15.0%	14.1%	—	6.4%	N.M.
J:COM	24.8%	24.2%	22.0%	2.5%	12.7%
VTR	39.0%	36.8%	32.1%	6.0%	21.5%
Liberty Global Consolidated	15.4%	14.0%	11.7%	10.0%	31.6%
RGUs per Customer Relationship
UPC Broadband	1.38	1.36	1.30	1.5%	6.2%
Telenet	1.54	1.52	—	1.3%	N.M.
J:COM	1.77	1.76	1.73	0.6%	2.3%
VTR	1.94	1.90	1.79	2.1%	8.4%
Liberty Global Consolidated	1.49	1.46	1.40	2.1%	6.4%

N.M.—Not Meaningful

Fixed Income Overview

        The following tables provide preliminary financial information for selected credit groups and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the fourth quarter of 2007.

	Revenue		Operating Cash Flow(4)
	Three months ended Dec. 31, 2007	Year ended Dec. 31, 2007	Three months ended Dec. 31, 2007	Year ended Dec. 31, 2007
	in millions
UPC Holding B.V.	€854.8	€3,334.0	€361.6	€1,402.7
Chellomedia Programming Financing HoldCo B.V.(5)	52.1	184.2	14.1	51.8

        Summary of Debt and Capital Lease Obligations, Cash and Cash Equivalents and Covenant Calculations(6)

	December 31, 2007
	Total Debt and Capital Lease Obligations	Cash and Cash Equivalents	Senior Leverage		Total Leverage
	in millions
UPC Holding B.V.	€6,642.9	€153.6	3.56	x	4.48	x
Chellomedia Programming Financing HoldCo B.V.(7)	236.0	21.1	3.61	x	3.61	x

(4)
Please note that reported OCF may differ from what is used in the calculation of the respective covenants.

(5)
The figures for the three months and year ended December 31, 2007 reflect the following: On May 25, 2007, the Extreme channel was transferred by ESC Programming B.V., a subsidiary of Chellomedia Programming B.V., to Zonemedia Broadcasting Limited, a subsidiary of Chellomedia Programming Financing HoldCo B.V. On October 1, 2007, At Media Sp.z.o.o., a subsidiary of Chellomedia Programming B.V., was transferred to Chellomedia CEE Holdco B.V., a subsidiary of Chellomedia Programming Financing HoldCo B.V. Both of these transfers were between entities under common control and have been reflected in the reporting as if they occurred on January 1, 2007.

(6)
In the covenant calculations, we utilize debt figures that take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the two entities are based on December 31, 2007 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized). For Chellomedia Programming Financing HoldCo B.V., senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(7)
Debt for UPC Holding B.V. reflects only third party debt.

Operating Cash Flow Definition and Reconciliations

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. The following tables provide the respective reconciliations for each of the selected credit groups.

UPC Holding B.V.	Three months ended December 31, 2007	Year ended December 31, 2007
	in millions
Total segment operating cash flow	€361.6	€1,402.7
Stock-based compensation expense	(14.2)	(55.9)
Depreciation and amortization	(270.1)	(1,074.0)
Related party management credits	16.4	32.3
Impairment, restructuring and other operating charges	(9.7)	(19.7)

Operating income	€84.0	€285.4

Chellomedia Programming Financing HoldCo B.V.
Total segment operating cash flow	€14.1	€51.8
Stock-based compensation expense	(0.3)	(11.4)
Depreciation and amortization	(4.4)	(16.4)
Related party management fees	(1.9)	(9.2)
Impairment, restructuring and other operating charges	—	(0.4)

Operating income	€7.5	€14.4

	Consolidated Operating Data—December 31, 2007
					Video					Internet		Telephone
	Homes Passed(1)	Two- way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,705,200	2,602,100	2,155,400	3,281,500	1,601,800	550,300	—	—	2,152,100	2,602,100	640,300	2,534,000	489,100
Switzerland(13)	1,850,800	1,309,800	1,552,500	2,294,500	1,298,400	252,700	—	—	1,551,100	1,499,800	454,900	1,497,800	288,500
Austria.	1,076,000	1,076,000	759,400	1,185,900	490,600	59,600	—	—	550,200	1,076,000	441,700	1,076,000	194,000
Ireland	856,000	408,200	592,300	675,900	253,700	226,100	—	105,200	585,000	408,200	80,500	231,000	10,400

Total Western Europe	6,488,000	5,396,100	5,059,600	7,437,800	3,644,500	1,088,700	—	105,200	4,838,400	5,586,100	1,617,400	5,338,800	982,000

Hungary	1,166,600	1,117,100	988,400	1,343,100	706,000	—	168,000	—	874,000	1,117,100	281,400	1,119,700	187,700
Romania	2,056,200	1,561,300	1,337,500	1,615,700	1,185,100	37,400	115,000	—	1,337,500	1,436,000	181,800	1,374,200	96,400
Poland	1,966,800	1,564,400	1,064,700	1,421,300	1,011,300	—	—	—	1,011,300	1,564,400	297,300	1,516,700	112,700
Czech Republic	1,270,100	1,065,900	775,500	1,031,700	445,800	124,200	129,400	—	699,400	1,065,900	249,000	1,063,000	83,300
Slovak Republic	463,100	331,400	305,400	352,100	261,600	3,200	26,900	7,900	299,600	303,300	42,600	168,500	9,900
Slovenia	196,900	141,300	154,800	209,800	150,100	1,100	—	3,600	154,800	141,300	45,000	141,300	10,000

Total Central and
Eastern Europe	7,119,700	5,781,400	4,626,300	5,973,700	3,759,900	165,900	439,300	11,500	4,376,600	5,628,000	1,097,100	5,383,400	500,000

Total UPC Broadband Division	13,607,700	11,177,500	9,685,900	13,411,500	7,404,400	1,254,600	439,300	116,700	9,215,000	11,214,100	2,714,500	10,722,200	1,482,000

Telenet (Belgium)(14)	1,920,000	1,920,000	2,043,800	3,152,300	1,340,700	390,800	—	—	1,731,500	2,743,800	872,900	2,743,800	547,900

J:COM (Japan)	9,438,200	9,438,200	2,659,100	4,712,200	717,800	1,470,200	—	—	2,188,000	9,438,200	1,211,600	9,415,300	1,312,600

The Americas:
VTR (Chile).	2,441,200	1,652,400	992,800	1,926,800	669,300	183,300	—	—	852,600	1,652,400	520,300	1,625,400	553,900
Puerto Rico	340,800	340,800	114,500	162,800	—	85,200	—	—	85,200	340,800	58,000	340,800	19,600

Total The Americas	2,782,000	1,993,200	1,107,300	2,089,600	669,300	268,500	—	—	937,800	1,993,200	578,300	1,966,200	573,500

Austar (Australia).	2,462,200	—	669,100	669,100	—	9,300	659,500	—	668,800	30,400	300	—	—

Grand Total	30,210,100	24,528,900	16,165,200	24,034,700	10,132,200	3,393,400	1,098,800	116,700	14,741,100	25,419,700	5,377,600	24,847,500	3,916,000

	Subscriber Variance Table—December 30, 2007 vs. September 30, 2007
					Video					Internet		Telephone
	Homes Passed(1)	Two- way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	6,700	3,000	(21,600)	17,000	(40,300)	18,900	—	—	(21,400)	3,000	15,800	36,000	22,600
Switzerland(13)	3,400	3,400	(3,000)	17,500	(40,100)	37,100	—	—	(3,000)	3,400	11,100	3,400	9,400
Austria	88,800	88,800	49,600	86,900	40,200	8,200	—	—	48,400	88,800	24,100	88,800	14,400
Ireland	(5,300)	24,500	1,200	9,500	(2,800)	5,400	—	(2,600)	—	24,500	6,900	77,700	2,600

Total Western Europe	93,600	119,700	26,200	130,900	(43,000)	69,600	—	(2,600)	24,000	119,700	57,900	205,900	49,000

Hungary	7,000	11,400	(9,000)	48,500	(1,500)	—	5,900	—	4,400	11,400	23,000	11,400	21,100
Romania	1,400	84,100	(30,000)	9,900	(76,000)	17,800	28,500	—	(29,700)	84,100	24,200	84,200	15,400
Poland	10,800	133,300	16,000	60,200	10,300	—	—	—	10,300	133,300	33,900	129,000	16,000
Czech Republic	800	11,200	16,200	45,000	(46,500)	56,300	2,700	—	12,500	11,200	18,300	11,300	14,200
Slovak Republic	13,800	31,200	1,800	9,600	1,500	2,800	3,700	(7,000)	1,000	23,800	3,500	1,000	5,100
Slovenia	1,300	1,500	(800)	5,700	(1,300)	100	—	300	(900)	1,500	2,300	1,500	4,300

Total Central and
Eastern Europe	35,100	272,700	(5,800)	178,900	(113,500)	77,000	40,800	(6,700)	(2,400)	265,300	105,200	238,400	76,100

Total UPC Broadband Division	128,700	392,400	20,400	309,800	(156,500)	146,600	40,800	(9,300)	21,600	385,000	163,100	444,300	125,100

Telenet (Belgium)(14)	4,900	4,900	(1,000)	42,900	(56,800)	52,500	—	—	(4,300)	6,800	22,800	6,800	24,400

J:COM (Japan)	72,500	72,500	43,800	110,600	(76,500)	104,800	—	—	28,300	72,500	29,600	71,700	52,700

The Americas:
VTR (Chile)	28,600	35,100	11,200	57,100	(27,500)	39,800	—	—	12,300	35,100	20,300	34,800	24,500
Puerto Rico	2,500	2,500	(1,100)	(600)	—	(3,900)	—	—	(3,900)	2,500	2,400	2,500	900
Brazil	(14,300)	(14,300)	(14,300)	(16,300)	—	—	—	(14,300)	(14,300)	(14,300)	(2,000)	—	—
Peru	(68,400)	(52,400)	(14,300)	(16,200)	(11,500)	—	—	—	(11,500)	(52,400)	(4,700)	—	—

Total The Americas	(51,600)	(29,100)	(18,500)	24,000	(39,000)	35,900	—	(14,300)	(17,400)	(29,100)	16,000	37,300	25,400

Austar (Australia)	2,200	—	10,700	10,700	—	200	10,600	—	10,800	—	(100)	—	—

Grand Total	156,700	440,700	55,400	498,000	(328,800)	340,000	51,400	(23,600)	39,000	435,200	231,400	560,100	227,600

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	48,400	307,400	(30,300)	222,600	(199,600)	137,800	40,800	(9,300)	(30,300)	300,000	138,300	359,300	114,600
Telenet (Belgium)	4,900	4,900	(7,100)	37,900	(61,100)	50,800	—	—	(10,300)	6,800	23,800	6,800	24,400
J:COM (Japan)	72,500	72,500	43,800	110,600	(76,500)	104,800	—	—	28,300	72,500	29,600	71,700	52,700
The Americas	30,300	36,800	9,400	55,900	(27,300)	35,900	—	(800)	7,800	36,800	22,700	37,300	25,400
Austar (Australia)	2,200	—	10,700	10,700	—	200	10,600	—	10,800	—	(100)	—	—

Total Organic Change	158,300	421,600	26,500	437,700	(364,500)	329,500	51,400	(10,100)	6,300	416,100	214,300	475,100	217,100

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition—Tirol (Austria)	85,000	85,000	50,700	84,000	43,100	5,600	—	—	48,700	85,000	24,800	85,000	10,500

Total Q4 acquisitions	85,000	85,000	50,700	84,000	43,100	5,600	—	—	48,700	85,000	24,800	85,000	10,500

Dec. 31, 2007 deconsolidation of Brazil and Peru	(81,900)	(65,900)	(27,900)	(31,900)	(11,700)	—	—	(13,500)	(25,200)	(65,900)	(6,700)	—	—
Q4 2007 Belgium adjustment	—	—	6,100	5,000	4,300	1,700	—	—	6,000	—	(1,000)	—	—
Q4 2007 Ireland adjustment	(4,700)	—	—	3,200	—	3,200	—	—	3,200	—	—	—	—

Net adjustments for M&A and other	(1,600)	19,100	28,900	60,300	35,700	10,500	—	(13,500)	32,700	19,100	17,100	85,000	10,500

Total Net Adds (Reductions)	156,700	440,700	55,400	498,000	(328,800)	340,000	51,400	(23,600)	39,000	435,200	231,400	560,100	227,600

Footnotes for pages 18 - 19

(1)
Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one Home Passed is equal to one MMDS subscriber. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 14), or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom's and Telenet's partner networks or for Austria GmbH's unbundled loop and shared access network.

(2)
Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom's and Telenet's partner networks or for Austria GmbH's unbundled loop and shared access network.

(3)
Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)
Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or EBU basis. In Europe, we have approximately 652,600 "lifeline" customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet's Analog Cable Subscribers at December 31, 2007, include 23,800 subscribers who receive Telenet's premium video service on a stand alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.

(6)
Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital cable service. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog cable service. We include this group of subscribers in Telenet's Digital Cable Subscribers, but exclude them from Cablecom's Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)
DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)
MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)
Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network because they are not serviced over our networks.

(10)
Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet services. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)
Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephone Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services. Telephone Subscribers as of December 31, 2007, exclude an aggregate of 150,800 mobile telephone subscribers in the Netherlands, Australia and Belgium. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. Our Telephone Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)
Pursuant to service agreements, Cablecom offers digital cable, broadband Internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom's service agreements. Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom's partner network information generally is presented one quarter in arrears such that information included in our December 31, 2007 subscriber table is based on September 30, 2007 data. In our December 31, 2007 subscriber table, Cablecom's partner networks account for 54,800 Customer Relationships, 102,300 RGUs, 31,400 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,400 Internet Subscribers, and 33,500 Telephone Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2007 subscriber table.

(14)
Pursuant to certain agreements, Telenet offers premium video, broadband Internet and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our December 31, 2007 subscriber table, Telenet's partner network accounts for 465,800 RGUs, 823,800 Internet Homes Serviceable and Telephone Homes Serviceable, 23,800 premium video subscribers (included in our Analog Cable Subscribers), 267,200 Internet Subscribers and 174,800 Telephone Subscribers. In addition, Telenet's partner network accounts for 823,800 Homes Passed and Two-way Homes Passed that are not included in our December 31, 2007 subscriber table.

Additional General Notes to Tables:

        With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

        While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

        Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

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